UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (November 13, 2015)

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-25909 (Commission File Number)	86-0931332 (IRS Employer Identification No.)

985 Poinsettia Avenue, Suite A, Vista, California (Address of Principal Executive Offices)	92081 (Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On September 3, 2015, we entered into a Loan Conversion Agreement (“Conversion Agreement”), as amended by that certain Amendment to the Loan Conversion Agreement dated October 6, 2015 (“First Amendment”), with Esenjay Investments LLC, our major stockholder and principal credit line holder (“Esenjay”), pursuant to which we agreed to issue 51,171,025 shares of our common stock (based on $0.04 per share) (the “Shares”) in exchange for the cancellation of a total principal amount of $2,000,000 (“Principal Amount”) outstanding under the Secondary Revolving Promissory Note, the Bridge Loan Promissory Note and the Unrestricted Line of Credit (collectively, the “Loan Agreements”), with Esenjay, plus $46,841 in accrued and unpaid interest on such Principal Amount as of September 3, 2015.

In addition, under the First Amendment, we granted Esenjay the right to convert additional amounts to be borrowed under the Loan Agreements at the conversion price equal to the future offering price of our shares (“Conversion Right”). However, the setting of the conversion price to a future price triggered an unintended accounting treatment of the Conversion Right. As such, on November 13, 2015, pursuant to the terms of that certain Amendment No. 2 to the Loan Conversion Agreement (the “Second Amendment”) effective as of September 3, 2015, the parties agreed to further amend the Conversion Agreement, as amended, to (a) rescind Esenjay’s right to convert additional amounts to be borrowed under the Loan Agreements at a conversion price equal to the future offering price of our shares., and (b) clarify that only $2,000,000 of the total outstanding principal amount of $2,200,000 of debt under the Loan Agreements as of September 3, 2015, was eligible for conversion at $0.04 per share.

Michael Johnson, our director, is a director and shareholder of Esenjay as further described in our Form 10-K for the fiscal year ended June 30, 2015.

The foregoing description of the terms of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the respective agreement, a copy of which is filed hereto as Exhibits 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
10.1	Amendment No. 2 to Loan Conversion Agreement*

__________________

*filed herewith

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: November 16, 2015	/s/ Ronald F. Dutt
Ronald F. Dutt, Chief Executive Officer and Interim Chief Financial Officer